PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—July 22, 2015—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2015.

Total revenue for the first quarter of fiscal 2016 decreased 2% to $8.32 million from $8.45 million in the prior-year quarter. The decrease was due to a 7% decrease in product sales, partially offset by a 457% increase in contract research and development revenue. Net income for the first quarter of fiscal 2016 decreased 6% to $3.8 million, or $0.78 per diluted share, compared to $4.04 million, or $0.83 per share, for the prior-year quarter.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable August 31, 2015 to shareholders of record as of August 3, 2015.

“We are pleased to report solid total revenue driven by a large increase in contract research and development revenue, and solid earnings for the quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.
NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks of decreased revenues, risks related to our reliance on several large customers for a significant percentage of revenue, uncertainties in dividend payments to our shareholders, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and other reports filed with the SEC.
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                              NVE CORPORATION
                           STATEMENTS OF INCOME
             QUARTERS ENDED JUNE 30, 2015 AND 2014 (Unaudited)

                                           Quarter Ended June 30
                                             2015         2014
                                        -------------------------
  Revenue
   Product sales                         $ 7,735,865  $ 8,348,081
   Contract research and development         585,054      104,954
                                        -------------------------
  Total revenue                            8,320,919    8,453,035
  Cost of sales                            1,993,928    1,558,346
                                        -------------------------
  Gross profit                             6,326,991    6,894,689
  Expenses
   Selling, general, and administrative      484,764      629,650
   Research and development                  681,001      803,428
                                        -------------------------
  Total expenses                           1,165,765    1,433,078
                                        -------------------------
  Income from operations                   5,161,226    5,461,611
  Interest income                            485,798      548,554
                                        -------------------------
  Income before taxes                      5,647,024    6,010,165
  Provision for income taxes               1,843,798    1,973,055
                                        -------------------------
  Net income                             $ 3,803,226  $ 4,037,110
                                        =========================
  Net income per share - basic                $ 0.78       $ 0.83
                                        =========================
  Net income per share - diluted              $ 0.78       $ 0.83
                                        =========================
  Weighted average shares outstanding
   Basic                                   4,854,841    4,851,043
   Diluted                                 4,860,848    4,867,459

                              NVE CORPORATION
                               BALANCE SHEETS
                         JUNE 30 AND MARCH 31, 2015

                                             June 30, 2015   March 31, 2015
                                             ------------------------------
  ASSETS
  Current assets
   Cash and cash equivalents                   $ 12,290,435     $ 9,437,262
   Marketable securities, short term             17,559,217      20,099,288
   Accounts receivable, net of allowance for
    uncollectible accounts of $15,000             3,039,738       2,963,974
   Inventories                                    3,170,601       3,742,492
   Deferred tax assets                              147,219         102,052
   Prepaid expenses and other assets                846,546         574,913
                                             ------------------------------
  Total current assets                           37,053,756      36,919,981
  Fixed assets
   Machinery and equipment                        8,629,333       8,604,926
   Leasehold improvements                         1,522,948       1,524,298
                                             ------------------------------
                                                 10,152,281      10,129,224
   Less accumulated depreciation                  8,080,567       7,873,816
                                             ------------------------------
  Net fixed assets                                2,071,714       2,255,408
  Marketable securities, long term               70,432,372      70,913,807
                                             ------------------------------
  Total assets                                $ 109,557,842   $ 110,089,196
                                             ==============================

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities
   Accounts payable                               $ 386,555       $ 358,818
   Accrued payroll and other                        568,821       1,127,136
   Income taxes payable                           1,475,474              --
                                             ------------------------------
  Total current liabilities                       2,430,850       1,485,954

  Long-term deferred tax liabilities                138,201         275,708

  Shareholders' equity
   Common stock                                      48,662          48,580
   Additional paid-in capital                    20,875,163      20,850,762
   Accumulated other comprehensive income           437,948         746,447
   Retained earnings                             85,627,018      86,681,745
                                             ------------------------------
  Total shareholders' equity                    106,988,791     108,327,534
                                             ------------------------------
  Total liabilities and shareholders' equity  $ 109,557,842   $ 110,089,196
                                             ==============================